Exhibit 11

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
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                                                                 Three Months Ended                 Nine Months Ended
                                                                     March 31,                          March 31,
                                                           -------------------------------    -------------------------------
                                                              1996               1995             1996              1995
                                                           ------------      -------------    --------------     ------------

Net income per share was computed as follows:
Primary:

1)   Net income                                           $    754,056      $   2,067,669    $    4,211,313     $  4,825,324
                                                           ============      =============    ==============     ============

2)   Weighted average common shares outstanding              7,890,399          6,016,405         7,030,237        6,004,833

3)   Incremental shares under stock options computed
       under the treasury stock method using the
       average market price of issuer's common stock
       during the periods                                      279,029            178,108           268,475          184,557
                                                           ------------      -------------    --------------     ------------

4)   Weighted average common and common equivalent
         shares outstanding                                  8,169,428          6,194,513         7,298,712        6,189,390
                                                           ============      ============     =============     =============

5)    Net income per share (item 1 divided by item 4)     $        .09      $         .33    $          .58     $        .78
                                                           ============      =============    ==============     ============


Fully diluted:

1)    Net income                                          $    754,056      $   2,067,669    $    4,211,313     $  4,825,324
                                                           ============      =============    ==============     ============

2)    Weighted average common shares outstanding             7,890,399          6,016,405         7,030,237        6,004,833

3)    Incremental shares under stock options computed
         under the treasury stock method using the
         market price of issuer's common at the end
         of the periods if higher than the average
         market price                                          279,029            208,618           268,475          207,798
                                                           ------------      -------------    --------------     ------------

4)    Weighted average common and common equivalent
         shares outstanding                                  8,169,428          6,225,023         7,298,712        6,212,631
                                                           ============      =============    ==============     ============

5)   Net income per share (item 1 divided by item 4)      $        .09      $         .33    $          .58     $        .78
                                                           ============      =============    ==============     ============
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